Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Anoori Naughton	Allison Kleinfelter
anaughton@hersheys.com	akleinfelter@hersheys.com

Hershey Reports Third-Quarter 2024 Financial Results;
Updates 2024 Net Sales and Earnings Outlook

HERSHEY, Pa., November 7, 2024 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the third quarter ended September 29, 2024 and updated its 2024 net sales and earnings outlook.

“We believe in the resiliency of our snacking categories and the strength of our brands,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “While year-to-date results have been affected by historically high cocoa prices and a challenging consumer environment, we are laser-focused on controlling what we can and are acting with immediacy to deliver value to customers, consumers and shareholders. Our priorities are to drive top-line and market share growth by winning in-store with key customers, expanding our chocolate portfolio, accelerating sweets, and maximizing our seasonal strength.”

Third-Quarter 2024 Financial Results Summary1
•Consolidated net sales of $2,987.5 million, a decrease of 1.4%.
•Organic, constant currency net sales decreased 1.0%.
•Reported net income of $446.3 million, or $2.20 per share-diluted, a decrease of 12.7%.
•Adjusted earnings per share-diluted of $2.34, a decrease of 10.0%.

1 All comparisons for the third quarter of 2024 are with respect to the third quarter ended October 1, 2023

2024 Full-Year Financial Outlook
The Company is reducing its net sales growth, reported earnings per share and adjusted earnings per share outlook for the year.

2024 Full-Year Outlook	Prior Guidance	Current Guidance
Net sales growth	~2%	Flat
Reported earnings per share growth	(3)% to (1)%	(9)% to (6)%
Adjusted earnings per share growth	Down slightly	Down mid-single-digits

The Company also expects:
•An overall economic tax outlook that is relatively unchanged but reflects higher investment in tax credits and a lower tax rate versus the previous outlook:
◦A reported and adjusted effective tax rate of approximately 11%;
◦Other expense, which primarily reflects the write-down of equity investments that qualify for a tax credit, of approximately $260 million to $270 million;
•Interest expense of approximately $170 million, reflecting a higher interest rate environment;
•Capital expenditures of approximately $575 million to $600 million, driven by core confection capacity expansion and continued investments in a digital infrastructure; and
•Advancing Agility & Automation Initiative savings of approximately $100 million.

Below is a reconciliation of current projected 2024 and full-year 2023 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2024 (Projected)	2023
Reported EPS – Diluted	$8.27 - $8.46	$9.06
Derivative mark-to-market losses	—	0.29
Business realignment activities	0.65 - 0.69	0.01
Acquisition and integration-related activities	0.20 - 0.25	0.37
Tax effect of all adjustments reflected above	(0.21)	(0.14)
Adjusted EPS – Diluted	$9.00 - $9.10	$9.59

2024 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

Third-Quarter 2024 Components of Net Sales Growth
A reconciliation between reported net sales growth rates and constant currency net sales growth rates, along with the contribution from net price realization and volume, is provided below:

	Three Months Ended September 29, 2024
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Organic Price (Rounded)*	Organic Volume/Mix (Rounded)*
North America Confectionery	0.8%	(0.1)%	0.9%	2%	(2)%

North America Salty Snacks	(15.5)%	—%	(15.5)%	2%	(17)%

International	(3.9)%	(4.1)%	0.2%	1%	(1)%

Total Company	(1.4)%	(0.4)%	(1.0)%	2%	(3)%
*Percentage changes may not compute directly as shown due to rounding of amounts presented above.

The Company presents certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange. To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Third-Quarter 2024 Consolidated Results
Consolidated net sales decreased 1.4% to $2,987.5 million in the third quarter of 2024. Organic, constant currency net sales decreased 1.0%, as net price realization of approximately 2 points was more than offset by decreased volume across segments and the lap of planned inventory increases within the North America Salty Snacks segment ahead of the ERP system implementation in the fourth quarter of 2023.

Reported gross margin was 41.3% in the third quarter of 2024, compared to 44.9% in the third quarter of 2023, a decrease of 360 basis points driven by higher commodity costs, unfavorable input cost timing, fixed cost deleverage, and unfavorable mix that more than offset net price realization, productivity gains, and derivative mark-to-market gains. Adjusted gross margin was 40.3% in the third quarter of 2024, a decrease of 460 basis points compared to the third quarter of 2023, as higher commodity costs, unfavorable input cost timing, fixed cost deleverage, and unfavorable mix more than offset price realization and productivity gains.

Selling, marketing and administrative expenses decreased 5.2% in the third quarter of 2024 versus the third quarter of 2023, driven by reduced advertising and related consumer marketing expenses, lower compensation and benefit costs and fewer capability and technology investments versus the prior year. Advertising and related consumer marketing expenses decreased 0.6% in the third quarter of 2024 versus the same period last year, as efficiencies in consumer marketing related expenses in North America Confectionery were partially offset by increases in North America Salty Snacks and International. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, decreased 7.5% versus the third quarter of 2023 driven by reduced compensation and benefit costs and fewer capability and technology investments versus the prior year.

Third quarter 2024 reported operating profit was $613.2 million, a decrease of 16.7% versus the third quarter of 2023, resulting in a reported operating profit margin of 20.5%, a decrease of 380 basis points versus the prior year period. Adjusted operating profit of $654.0 million decreased 13.2% versus the third quarter of 2023. This resulted in an adjusted operating profit margin of 21.9%, a decline of 300 basis points versus the third quarter of 2023. Decreases in both reported and adjusted operating profit and profit margin were driven by higher commodity costs, unfavorable input cost timing, fixed cost deleverage, and unfavorable mix that more than offset price realization, productivity gains, cost saving initiatives, and reduced compensation and benefit costs.

The reported effective tax rate in the third quarter of 2024 was 14.0%, a decrease of 660 basis points versus the third quarter of 2023. The adjusted effective tax rate was 15.2%, a decrease of 520 basis points versus the third quarter of 2023. Both the reported and adjusted effective tax rate decreases were driven by an increase in renewable energy tax credits versus the year-ago period.

The Company’s third-quarter 2024 results, as prepared in accordance with GAAP, included items positively impacting comparability of $40.8 million, or $0.14 per share-diluted. For the third quarter of 2023, items positively impacting comparability totaled $17.5 million, or $0.08 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023

Derivative mark-to-market (gains) losses	$(31.1)	$1.8	$(0.15)	$0.01
Business realignment activities	49.1	(0.4)	0.24	—
Acquisition and integration-related activities	22.8	16.1	0.11	0.08
Tax effect of all adjustments reflected above	—	—	(0.06)	(0.01)
	$40.8	$17.5	$0.14	$0.08

Segment performance for the third quarter of 2024 versus the prior year period is detailed below. See the table on components of net sales growth and the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery
Hershey’s North America Confectionery segment net sales were $2,477.3 million in the third quarter of 2024, an increase of 0.8% versus the same period last year. Organic, constant currency net sales increased 0.9% as approximately 2 points of price realization and approximately 1 point of inventory timing benefit more than offset consumption driven volume declines.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway in the multi-outlet plus convenience store channels (MULO+ w/ Convenience2) decreased 2.6% for the 12-week period ended September 29, 2024. Hershey’s CMG share declined 97 basis points compared to the prior year. Organic net sales outpaced retail takeaway due to the timing of seasonal shipments versus sell-through, as well as the timing of shipments related to retailer inventory replenishment.

The North America Confectionery segment reported segment income of $724.8 million in the third quarter of 2024, a decrease of 14.5% versus the prior year period, resulting in a segment margin of 29.3% in the quarter, a decrease of 520 basis points. Segment income declines were driven by higher commodity costs, unfavorable input cost timing, fixed cost deleverage, and unfavorable mix, which more than offset price realization, productivity initiative savings and efficiencies in non-media marketing investment.

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $291.8 million in the third quarter of 2024, a decrease of 15.5% versus the same period last year. Volume declined approximately 17 points, of which approximately 13 points related to lapping planned inventory increases ahead of the ERP system implementation in the fourth quarter of 2023. Execution-driven shipment delays into the fourth quarter and retailer inventory reductions amounted to an incremental mid-single-digit headwind. Excluding these inventory and timing impacts, the base business grew low-single-digits, driven by approximately 2 points of price realization.

Hershey’s U.S. salty snack retail takeaway for the 12-week period ended September 29, 2024 in MULO+ w/ Convenience2 increased 2.8% versus the prior year period. SkinnyPop ready-to-eat popcorn takeaway declined 5.5%, reflecting continued category softness and the planned movement of a large promotional program into the fourth quarter. SkinnyPop ready-to-eat share declined 62 basis points in the quarter. Dot’s Homestyle Pretzels retail sales increased 31.1% in the quarter, resulting in a 443-basis point pretzel category share gain.
2 MULO+ w/Convenience expanded in the second quarter of 2024 to include club, drug, and e-commerce customers previously classified as unmeasured

North America Salty Snacks segment income was $54.0 million in the third quarter of 2024, a decrease of 5.9% versus the third quarter of 2023, resulting in a segment margin of 18.5%, an increase of 190 basis points versus the prior year period. Segment income declines were driven by lower sales, while margin expansion was driven by productivity initiatives and the lapping of product removal costs in the prior year period, which more than offset higher brand investment.

International
Third quarter 2024 net sales for Hershey’s International segment decreased 3.9% versus the same period last year to $218.4 million. Organic, constant currency net sales increased 0.2% driven by price realization of approximately 1 point. Volume declined approximately 1% reflecting higher competitive activity in Brazil and ongoing market softness in Mexico, in part offset by growth in Europe and Latin America.

The International segment reported a $14.2 million profit in the third quarter of 2024, reflecting a decrease of $17.5 million versus the prior year period driven by reduced sales, higher commodity costs and unfavorable mix. This resulted in a segment margin of 6.5%, a decrease of 740 basis points versus the prior year period.

Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the third quarter of 2024 was $139.0 million, a decrease of $44.2 million, or 24.1%, versus the same period of 2023. This decrease was driven by lower compensation and benefit costs and reduced capability and technology investments related to the upgrade of the Company’s ERP system.

Live Webcast
At approximately 7 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its third-quarter 2024 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the Company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the Company’s website.

Note: In this release, for the third quarter of 2024, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities and acquisition and integration-related activities. The Company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	September 29, 2024	October 1, 2023
Reported gross profit	$1,232,719	$1,360,253
Derivative mark-to-market (gains) losses	(31,083)	1,752
Business realignment activities	1,457	(506)
Acquisition and integration-related activities	1,720	15
Non-GAAP gross profit	$1,204,813	$1,361,514

Reported operating profit	$613,164	$735,949
Derivative mark-to-market (gains) losses	(31,083)	1,752
Business realignment activities	49,129	(426)
Acquisition and integration-related activities	22,777	16,125
Non-GAAP operating profit	$653,987	$753,400

Reported provision for income taxes	$72,446	$134,836
Derivative mark-to-market (gains) losses*	(4,499)	(1,853)
Business realignment activities*	11,867	(133)
Acquisition and integration-related activities*	5,518	3,879
Non-GAAP provision for income taxes	$85,332	$136,729

Reported net income	$446,301	$518,577
Derivative mark-to-market (gains) losses	(26,584)	3,605
Business realignment activities	37,262	(293)
Acquisition and integration-related activities	17,259	12,246
Non-GAAP net income	$474,238	$534,135

Reported EPS - Diluted	$2.20	$2.52
Derivative mark-to-market (gains) losses	(0.15)	0.01
Business realignment activities	0.24	—
Acquisition and integration-related activities	0.11	0.08
Tax effect of all adjustments reflected above**	(0.06)	(0.01)
Non-GAAP EPS - Diluted	$2.34	$2.60

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	September 29, 2024	October 1, 2023
As reported gross margin	41.3%	44.9%
Non-GAAP gross margin (1)	40.3%	44.9%

As reported operating profit margin	20.5%	24.3%
Non-GAAP operating profit margin (2)	21.9%	24.9%

As reported effective tax rate	14.0%	20.6%
Non-GAAP effective tax rate (3)	15.2%	20.4%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative mark-to-market (gains) losses: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business realignment activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the first quarter of 2024, we commenced the Advancing Agility & Automation Initiative to improve supply chain and manufacturing-related spend, optimize selling, general and administrative expenses, leverage new technology and business models to further simplify and automate processes, and generate long-term savings. During the third quarter of 2024, business realignment charges related primarily to third-party costs supporting the design and implementation of the new organizational structure, as well as severance and employee benefit costs. During the fourth quarter of 2020, we commenced the International Optimization Program to streamline resources and investments in select international markets, including the optimization of our China operating model to improve efficiencies and provide a more sustainable and simplified base going forward. During the third quarter of 2023, we recognized a benefit in business realignment activities. This program was completed in 2023.

Acquisition and integration-related activities: During the third quarter of 2024, we incurred integration-related costs for the acquisition of two manufacturing plants from Weaver Popcorn Manufacturing, Inc. (“Weaver”) and the integration of the 2021 acquisitions of Dot’s Pretzels, LLC (“Dot’s”) and Pretzels Inc. (“Pretzels”) into our North America Salty Snacks segment. During the third quarter of 2023, we incurred costs related to the acquisition of two manufacturing plants from Weaver, the integration of the 2021 acquisitions of Dot's and Pretzels into our North America Salty Snacks segment and costs related to building and upgrading our new ERP system for implementation across our North America Salty Snacks segment in the fourth quarter of 2023.

Tax effect of all adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to our 2024 Full-year Financial Outlook and other statements regarding our business outlook and financial performance. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company’s securities. Factors that could cause results to differ materially include, but are not limited to: disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials and the Company’s ability to successfully hedge against volatility in raw material pricing; the Company’s ability to successfully execute business continuity plans to address changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions, including with respect to inflation, rising interest rates, slower growth or recession, and other events beyond our control such as the impacts on the business arising from the conflict between Russia and Ukraine; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure and that of our customers and partners (including our suppliers); our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design, implementation or usage of our new enterprise resource planning system, including the ability to support post-implementation efforts and maintain enhancements, new features or modifications; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2023, our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024, and our other filings with the U.S. Securities and Exchange Commission from time to time. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended September 29, 2024 and October 1, 2023
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended		Nine Months Ended
			September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023

Net sales			$2,987,494	$3,029,987	$8,314,723	$8,507,881
Cost of sales			1,754,775	1,669,734	4,572,178	4,633,207
Gross profit			1,232,719	1,360,253	3,742,545	3,874,674

Selling, marketing and administrative expense			591,920	624,304	1,750,888	1,777,695
Business realignment costs			27,635	—	32,572	441

Operating profit			613,164	735,949	1,959,085	2,096,538
Interest expense, net			44,316	39,755	125,511	114,101
Other (income) expense, net			50,101	42,781	82,695	130,248

Income before income taxes			518,747	653,413	1,750,879	1,852,189
Provision for income taxes			72,446	134,836	326,231	339,444

Net income			$446,301	$518,577	$1,424,648	$1,512,745

Net income per share	- Basic	- Common	$2.26	$2.60	$7.19	$7.56
	- Diluted	- Common	$2.20	$2.52	$7.00	$7.36
	- Basic	- Class B	$2.05	$2.36	$6.53	$6.93

Shares outstanding	- Basic	- Common	147,938	150,116	148,474	149,307
	- Diluted	- Common	203,030	205,488	203,631	205,613
	- Basic	- Class B	54,614	54,614	54,614	55,447

Key margins:
Gross margin			41.3%	44.9%	45.0%	45.5%
Operating profit margin			20.5%	24.3%	23.6%	24.6%
Net margin			14.9%	17.1%	17.1%	17.8%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended September 29, 2024 and October 1, 2023
(unaudited) (in thousands except percentages)

	Three Months Ended			Nine Months Ended
	September 29, 2024	October 1, 2023	% Change	September 29, 2024	October 1, 2023	% Change
Net sales:
North America Confectionery	$2,477,303	$2,457,647	0.8%	$6,764,439	$6,902,891	(2.0)%
North America Salty Snacks	291,835	345,182	(15.5)%	856,835	887,532	(3.5)%
International	218,356	227,158	(3.9)%	693,449	717,458	(3.3)%
Total	$2,987,494	$3,029,987	(1.4)%	$8,314,723	$8,507,881	(2.3)%

Segment income:
North America Confectionery	$724,822	$847,469	(14.5)%	$2,137,514	$2,392,397	(10.7)%
North America Salty Snacks	53,977	57,389	(5.9)%	144,887	147,934	(2.0)%
International	14,207	31,688	(55.2)%	81,967	127,838	(35.8)%
Total segment income	793,006	936,546	(15.3)%	2,364,368	2,668,169	(11.4)%
Unallocated corporate expense (1)	139,018	183,146	(24.1)%	465,935	513,284	(9.2)%
Unallocated mark-to-market (gains) losses on commodity derivatives (2)	(31,083)	1,753	NM	(195,727)	5,217	NM
Costs associated with business realignment initiatives	49,129	(426)	NM	104,795	3,440	NM
Acquisition and integration-related activities	22,778	16,124	41.3%	30,280	49,690	(39.1)%
Operating profit	613,164	735,949	(16.7)%	1,959,085	2,096,538	(6.6)%
Interest expense, net	44,316	39,755	11.5%	125,511	114,101	10.0%
Other (income) expense, net	50,101	42,781	17.1%	82,695	130,248	(36.5)%
Income before income taxes	$518,747	$653,413	(20.6)%	$1,750,879	$1,852,189	(5.5)%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended		Nine Months Ended
	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023
Segment income as a percent of net sales:
North America Confectionery	29.3%	34.5%	31.6%	34.7%
North America Salty Snacks	18.5%	16.6%	16.9%	16.7%
International	6.5%	13.9%	11.8%	17.8%

The Hershey Company
Consolidated Balance Sheets
as of September 29, 2024 and December 31, 2023
(in thousands of dollars)

Assets	September 29, 2024	December 31, 2023
	(unaudited)
Cash and cash equivalents	$614,951	$401,902
Accounts receivable - trade, net	1,142,514	823,617
Inventories	1,301,956	1,340,996
Prepaid expenses and other	492,383	345,588

Total current assets	3,551,804	2,912,103

Property, plant and equipment, net	3,389,034	3,309,678
Goodwill	2,692,195	2,696,050
Other intangibles	1,818,980	1,879,229
Other non-current assets	1,129,029	1,061,427
Deferred income taxes	40,368	44,454

Total assets	$12,621,410	$11,902,941

Liabilities and Stockholders’ Equity

Accounts payable	$1,214,564	$1,086,183
Accrued liabilities	807,392	867,815
Accrued income taxes	71,836	29,457
Short-term debt	1,196,403	719,839
Current portion of long-term debt	904,819	305,058

Total current liabilities	4,195,014	3,008,352

Long-term debt	3,189,079	3,789,132
Other long-term liabilities	709,359	660,673
Deferred income taxes	322,989	345,698

Total liabilities	8,416,441	7,803,855

Total stockholders’ equity	4,204,969	4,099,086

Total liabilities and stockholders’ equity	$12,621,410	$11,902,941